Exhibit 10.4

Dated	17 December 2010
Wright Express UK Limited
-and-
Gareth Gumbley
Service Agreement

Service Agreement
This Agreement is made on                     2010
Between:
(1)	Wright Express UK Limited a company incorporated in England and Wales (registered number 05893496) whose registered office is at 21 Holborn Viaduct, London EC1A 2DY (the “Company”); and

(2)	Gareth Gumbley of [Address redacted] (the “Executive”).
Whereas:
The Company wishes to employ the Executive and the Executive has agreed to serve the Company as EVP International as of January 1, 2011 on the terms and conditions set out in this Agreement.
It is agreed:
1.	Interpretation

1.1	In this Agreement:
“Annual Salary” means the salary at the rate of £200,000 per annum (which shall be deemed to accrue from day to day), subject to statutory deductions payable in arrears by equal monthly instalments on the last day of each month.
“Associated Company” means any company which for the time being is:
(a)	a holding company (as defined by section 1159 of the Companies Act 2006) of the Company; or

(b)	any subsidiary (as defined by section 1159 of the Companies Act 2006) of any such holding company or of the Company; or

(c)	a company over which the Company or any holding company has control within the meaning of section 840 of the Income and Corporation Taxes Act 1988; or

(d)	any company whose equity share capital is owned as to 20% or more but not more than 50% by the Company or any Associated Company;
“Termination Date” means the date on which the employment of the Executive under this Agreement shall terminate.
1.2	In this Agreement references to any statutory provision shall include such provision as from time to time amended, whether before on or (in the case of re-enactment or consolidation only) after the date of this Agreement.

1.3	In this Agreement unless the context otherwise requires:
(a)	references to clauses, sub-clauses and schedules are unless otherwise stated to clauses, sub-clauses of and schedules to this Agreement; and

(b)	the headings to the clauses are for convenience only and shall not affect the construction or interpretation of this Agreement.

2.	Appointment and Representations

2.1	Subject to the remainder of clause 2, the Company shall employ the Executive and the Executive shall serve the Company as EVP International Division and will, amongst others, perform the duties detailed in the job specification document provided separately to, and reviewed by, the Executive.

2.2	The Executive represents and warrants that he is not bound by or subject to any court order, agreement, arrangement or undertaking which in any way restricts or prohibits him from entering into this Agreement or from performing his duties under it.

2.3	The Executive warrants that he is entitled to work in the United Kingdom without any additional approvals and will notify the Company immediately if he ceases to be so entitled during the term of his employment under this Agreement.

2.4	The Executive acknowledges that he is not entering into this Agreement in reliance upon any representation, warranty or undertaking which is not contained in this Agreement.

3.	Term

3.1	The employment under this Agreement shall commence on 1 January 2011 and thereafter shall (subject to the provisions of clause 16), be for an indefinite period terminable by either party giving to the other not less than twelve months written notice within the first twelve months and then six months prior written notice to expire at any time.

3.2	The Company reserves the right in its absolute discretion and at any time to terminate the Executive’s employment by making the Executive a payment in lieu of the notice period required by Clause 3.1 (or any unexpired portion thereof).

3.3	Such payment in lieu shall consist of a sum equivalent to the Executive’s Annual Salary plus a sum representing the cost to the Company of providing any other benefit to the Executive in the course of his employment under this Agreement for the relevant period plus a sum of upto to 30% of the Executive’s Annual Salary during the relevant period in lieu of any pro-rated bonus entitlement. For the avoidance of doubt, this clause 3.3 shall not prevent the Company from terminating the Executive’s employment for breach of this Agreement.

3.4	The Company may:
(a)	after notice of termination has been served by the Company or by the Executive exclude the Executive from any premises of the Company. During the period of any such exclusion, the Executive shall remain an Executive of the Company, shall continue to receive the salary and benefits provided to him in the course of his employment under this Agreement and shall remain bound by all the terms of his employment under this Agreement (including the undertaking in clause 4.1(b) not to engage or be concerned or interested directly or indirectly in any other trade, business or occupation). Without prejudice to the generality of this clause 3.4(a) the Executive shall:
(i)	without the prior written consent of the Company, refrain from speaking to or otherwise communicating with any director or employee of the Company or any Associated Company or any client, customer or supplier of the Company or any Associated Company save in any ordinary social context; or

(ii)	if requested by the Company, take any holiday which has accrued under clause 9 during the period on such day or days as the Company may specify;
(b)	suspend the Executive from the performance of any of his duties during any period in which the Company is carrying out an investigation into any alleged acts or defaults of the Executive. During the period of any such suspension, the Executive shall be bound by the conditions contained in clause 3.4(a)
3.5	During any period referred to in clause 3.4, the Company shall be under no obligation to assign to or vest in the Executive any powers, duties or functions or to provide any work for the Executive.

4.	Conflicts of Interest

4.1	Save as the positions disclosed by the Executive prior to the date of this Agreement the Executive shall not, during the period of his employment by the Company:
(a)	engage in any activities which could detract from the proper performance of his duties under this Agreement;

(b)	engage or be concerned or interested directly or indirectly in any other trade, business or occupation whatsoever including as director, shareholder, principal, consultant, agent, partner or Executive of any other person, firm or company (save as the holder for investment of any securities which do not exceed three per cent in nominal value of the issued share capital or stock of any class of any company quoted on a recognised stock exchange) without first having obtained the prior written consent of the Company; and

(c)	without the prior written consent of the Company directly or indirectly receive or retain any payment or benefit, either in respect of any business transacted (whether or not by him) by or on behalf of the Company or any Associated Company or with a view to any such business being transacted.
5.	Hours
The nature of the Executive’s employment is such that his working time can be determined by him in a manner consistent with his employment under this Agreement. Accordingly, the Executive has no normal working hours but is required to work full-time for at least 40 hours per week and for such additional hours as are reasonably necessary for the proper performance of his duties.
6.	Place of Work and Travel

6.1	The Executive shall perform his duties at his home address from time to time unless the Company sets up offices, in which case the Company may require him to perform his duties at the Company’s offices (provided it is acting reasonably towards the Executive in these circumstances).

6.2	The Executive is required to inform the Company as soon as possible if he plans to change his home address.

6.3	The Executive will be required to travel in the United Kingdom and overseas in the proper performance of his duties.

6.4	The Executive will take reasonable care of his own health and safety and the health and safety of third parties (including, but not limited to, his family, visitors and neighbours) who may be affected by any of his acts or omissions whilst he is working at home.

6.5	The Executive will use all work items, furniture and equipment correctly and will not interfere with or misuse any such items, furniture and equipment (including, for the avoidance of doubt, any health and safety equipment) in his home workplace and will promptly report to the Company all hazards to his own or any third party’s health which relate to his working at home (including but not limited to any faulty items, equipment or furniture).

7.	Remuneration

7.1	As remuneration for his services under this Agreement:
(a)	The Company shall pay to the Executive his Annual Salary.

(b)	The Company shall pay to the Executive a sign on bonus of £100,000 (the “Sign on Bonus”). Payment of the Sign on Bonus will be made in two equal instalments (subject to applicable deductions) on 30 June 2011 and 31 December 2011. Payment of the Sign on Bonus is conditional upon the Executive’s employment with the Company continuing until at least 31 December 2011. Should the Executives’ employment be terminated prior to 31 December 2011 either by the Executive or by the Company in accordance with clause 16 of this Agreement or should notice of termination have been given by the Executive to the Company prior to 31 December 2011, the Executive agrees to repay to the Company a sum equal to the Sign on Bonus (net of taxes withheld) paid to him under this paragraph and any part of the Sign on Bonus that remains outstanding shall cease to be payable with effect from the Termination Date. If the Company terminates the Executive’s employment for any reason other than in accordance with clause 16 of this Agreement, the Company shall pay to the Executive any unpaid instalments within 30 days of the Termination Date.

(c)	The Company shall pay to the Executive an annual cash bonus equal to a maximum of 120% of his Annual Salary, subject to achieving certain annual performance goals. The Executive will receive; 30% of his Annual Salary for achievement of threshold annual performance goals; or 60% of his Annual Salary for achievement of target annual performance goals; or up to 120% of his Annual Salary for achievement of maximum annual performance goals. Any bonus award is subject to achievement by the Executive of such performance targets and other terms as may be specified by the Company from time to time in its absolute discretion, provided that no bonus shall be paid if before the date on which the Company usually pays bonuses:
(i)	notice of termination has been given by the Executive to the Company; and/or

(ii)	the Executive’s employment under this Agreement is terminated by the Executive or by the Company in accordance with clause 16 of this Agreement.
For the avoidance of doubt, no bonus will be paid if threshold annual performance targets are not achieved.
Where the Executive’s employment under this Agreement is terminated by the Company other than in accordance with clause 16 of this Agreement prior to the date on which the Company usually pays bonuses, the Company shall pay to the Executive a cash bonus of upto 30% of his Annual Salary pro-rated to reflect the relevant period of that bonus year which has passed prior to the Termination Date.
(d)	In respect of the financial year commencing 1 January 2011, the Executive will be eligible for a further award of £200,000 under the Company long term incentive plan that will be provided in the form of an equity grant (40% in Restricted Stock Units and 60% in Performance Based Restricted Stock Units), subject to a review of the tax implications and Wright Express Corporation Board approval. The award will be made in the first quarter of 2011 and will vest rateably over a three year period based on the achievement of annual performance goals specified by the Board. Any entitlement will be subject to the rules of the scheme in force from time to time. This award will not vest if the Executive’s employment is terminated by either party before any vesting date under the rules of the scheme. The Executive will be provided with further details in a separate equity grant document.
7.2	The salary payable under clause 7.1 shall be reviewed by the Company from time to time. Whilst a review does not imply any entitlement to an increase, the rate of salary payable to the Executive may be increased as a result of such review with effect from any date specified by the Company. Notwithstanding this, the Company will increase the Executive’s Annual Salary on the first anniversary of the Executive’s Employment i.e. 1 January 2012, by 10% to £220,000. This arrangement does not imply that there will be a similar salary increase in any subsequent years.

7.3	For the purposes of the Employment Rights Act 1996 and otherwise, the Executive consents to the deduction of any sums due by him to the Company at any time from his salary or any other payment due from the Company to the Executive and the Executive also agrees to make any payment to the Company of any sums due from him to the Company upon demand by the Company at any time.

8.	Pensions

In addition to the payments referred to in clause 7.1, the Company shall pay the Executive a sum equal to 10% of Annual Salary in equal monthly instalments to be paid into a Self Invested Pension Plan of the Executive’s choice, which is registered by Her Majesty’s Revenue and Customs (“HMRC”), subject to the terms of the pension scheme and to any HMRC rules or guidance applicable from time to time, provided that the Executive shall provide the Company with such particulars of the Self Invested Pension Plan and such other information relating to his pension arrangements as the Company may reasonably require from time to time; and

9.	Other Benefits

In addition to the payments referred to in clause 7.1, the Company shall reimburse the Executive for the cost of obtaining private medical health care up to a maximum amount of £5,000, subject to statutory deductions.

10.	Expenses

The Company shall reimburse to the Executive all travelling, hotel, entertainment and other expenses properly and reasonably incurred by him in the performance of his duties under this Agreement and properly claimed and vouched for in accordance with the Company’s expense reporting procedure in force from time to time.

11.	Holidays and Holiday Pay

11.1	The Executive shall be entitled to 25 working days’ paid holiday during each calendar year to be taken at such time or times as may be agreed with the Company, in addition to the normal English Bank and public holidays. The Executive may not without the consent of the Company carry forward any unused part of his holiday entitlement to a subsequent calendar year. The executive shall be entitled to carry forward up to 5 days of his annual holiday entitlement from one calendar year to the next. Any days holiday carried forward from one calendar year to the next must be taken by 30 April or shall be forfeited without pay.

11.2	For the calendar year during which the Executive’s employment under this Agreement commences or terminates he shall be entitled to such proportion of his annual holiday entitlement as the period of his employment in each such year bears to one calendar year. The Company may require the Executive to take some, all or none of any outstanding holiday entitlement during the Executive’s notice period. Upon termination of his employment for whatever reason he shall, if appropriate, either be entitled to salary in lieu of any accrued holiday entitlement which has not been taken or be required to repay to the Company any salary received in respect of holiday taken in excess of his proportionate holiday entitlement. For the purposes of calculating such payment in lieu or such repayment, a day’s paid holiday shall be taken to be the Executive’s Annual Salary divided by 260.

11.3	If this Agreement is terminated under clause 17, clause 11.2 continues to apply save that the Executive will be entitled to such sum as the Company may in its absolute discretion decide in lieu of holiday not taken at the Termination Date

12.	Sickness/Incapacity

12.1	If the Executive is prevented by illness, accident or other incapacity from properly performing his duties under this Agreement he shall report this fact as soon as reasonably practicable to the Wright Express Corporation Senior Vice President, Human Resources and, if he is so prevented, he shall if required by the Company provide appropriate doctor’s certificates in respect of any period of absence in excess of seven days.

12.2	If the Executive is absent from his duties under this Agreement owing to illness, accident or other incapacity duly certified in accordance with the provisions of clause 12.1, the Company shall continue to provide all benefits under this Agreement excluding bonus and to pay his full Annual Salary during any period or periods of such absence up to a maximum aggregate of 30 days in any period of 12 months. For the avoidance of doubt, the Executive shall be eligible to take any or all of his annual holiday entitlement, as specified in clause 11, during any period of sick leave.

12.3	The payments to be made to the Executive under clause 12.2 shall be inclusive of any Statutory Sick Pay to which he may be entitled and the Company may deduct from such payments the amount of any social security benefits he may receive or may be entitled to receive.

12.4	The Company may require the Executive to undergo at any time a medical examination by a doctor of its choice and at its expense (whether or not the Executive is prevented from performing his duties under the Agreement). The Company may immediately cease to make any payments otherwise due to the Executive under clause 12.2 if he fails to attend any such examination without reasonable cause or if the Company is advised that the Executive is fit to return to work (and he does not do so immediately).

13.	Confidential information, Data Protection and Privacy

13.1	The Executive shall not during his employment under this Agreement (save in the proper course of his duties) or except with the prior consent of the Company at any time after its termination for any reason whatsoever:
(a)	disclose or communicate to any person, firm or company; or

(b)	cause unauthorised disclosure of; or

(c)	otherwise make use of
any Confidential Information which he has or may have acquired in the course of his employment (whether before, on or after the date of this Agreement) and shall use his best endeavours to prevent the unauthorised disclosure or publication of such information.
13.2	The Executive acknowledges that he needs to exercise particular diligence when working from home in order to ensure that no Confidential Information or personal data is disclosed to third parties (including but not limited to the Executive’s family) and the Executive will therefore ensure that he:
(a)	makes and, so far as reasonably practicable, receives business calls in private;

(b)	disposes of document and other confidential waste securely; and

(c)	locks his home office and computer when he is not using them and does not disclose his password to his computer to any third party.
13.3	The obligations on the Executive set out in this clause shall cease to the extent that the relevant Confidential Information comes into the public domain otherwise than through the default or negligence of the Executive and shall not prevent the Executive from making a protected disclosure within the meaning of section 43A of the Employment Rights Act 1996.

13.4	In this clause “Confidential Information” shall include confidential or secret information relating to the Company or any Associated Company or any of its or their suppliers, agents, distributors or customers, including, without limitation, confidential or secret information relating to the business, technical processes, research or finances of any of the aforesaid (including customer and/or list prices) or relating to the know-how, designs, inventions or improvements or other matters connected with the products or services manufactured, marketed, provided or obtained by the Company or any Associated Company or any of its or their suppliers, agents, distributors or customers.

13.5	The Executive consents to the Company holding and otherwise processing data relating to him including disclosing such data to third parties, both electronically and manually, for the purposes of:
(a)	the Company’s and any Associated Company’s administration and management of its or their employees and business; and

(b)	compliance with any applicable procedures, laws and regulations.
13.6	The Executive also consents to the transfer, storage and other processing (both electronically and manually) by the Company and any Associated Company of any such data outside the European Economic Area (and in particular, but without limitation, to and in the United States and any other country in which the Company and any Associated Company operates).

13.7	The Executive shall comply with the Company’s policies in force from time to time regarding use of equipment provided to him, including without limitation any telephone or computer. The Executive consents to the Company and any Associated Company intercepting, accessing, monitoring and/or recording e-mail and/or internet communications made and/or transmitted by the Executive or to the Executive using any such equipment in accordance with the Company’s policies in force from time to time.

14.	Intellectual Property Rights

14.1	For the purposes of this clause 14:
(a)	“Intellectual Property Rights” shall mean all intellectual property rights in any part of the world including:
(i)	patents, utility models, rights to inventions, registered and unregistered trademarks, rights in get-up, rights in domain names, registered designs, unregistered rights in designs, copyrights (including rights in software) and neighbouring rights, database rights, rights in know-how and, in each case, rights of a similar or corresponding character; and

(ii)	all applications and rights to apply for the protection of any of the rights referred to in paragraph (i).
(b)	“Work Results” means all inventions, improvements, ideas, formulae, prototypes, developments, innovations, records, reports, documents, papers, drawings, transparencies, photos, graphics, names or logos, typographical arrangements, devices, processes, discoveries, designs, topographies, databases, including, but not limited to, lists of contacts, whether personal or otherwise, know-how, technology, products, software, copyright works, trademarks, trade and business names, domain names, and any other matters or things devised, prepared, developed, created or made by the Executive (whether alone or with others and whether or not patentable or capable of registration and whether or not recorded in any medium) during the term of this Agreement either:
(i)	in the course of his employment under this Agreement; or

(ii)	outside the course of his employment if such matters relate to the business of the Company or any Associated Company or to projects carried out by the Executive on behalf of the Company.
14.2	Subject to clause 14.4 all Work Results anywhere in the world shall be the exclusive property of the Company. The Executive agrees to assign with full title guarantee all rights, title and interest in existing and future Intellectual Property Rights in the Work Results to the Company. The Executive shall during his employment under this Agreement or at any time after its termination for any reason whatsoever:
(a)	do all acts and execute all documents required by the Company to vest absolute legal and beneficial ownership of the Intellectual Property Rights in the Work Results or confirm the vesting of such rights in the Company (or its nominee) or to perfect the Company’s (or its nominee’s) title to the Intellectual Property Rights in the Work Results anywhere in the world; and

(b)	give to the Company such reasonable assistance as the Company may request in evidencing the Company’s (or the Company’s nominee’s) title to the Intellectual Property Rights in the Work Results anywhere in the World;

(c)	take all steps necessary to procure registration of the Company (or the Company’s nominee) as proprietor of the Intellectual Property Rights in the Work Results; and

(d)	give to the Company all assistance as may be requested by the Company (or the Company’s nominee) in demonstrating the validity of and opposing any action or counterclaim to revoke the Intellectual Property Rights in the Work Results;
in each case, without limitation, providing evidence of use of any of the Intellectual Property Rights.
14.3	The Executive hereby irrevocably appoints the Company as his attorney to sign or execute any and all agreements, instruments, deeds or other papers and do all things in the name of the Executive as may be necessary or desirable to implement the obligations of the Executive under clause 14.

14.4	Clauses 14.1 and 14.2 are subject to the Executive’s rights under sections 39-42 Patents Act 1977. Nothing in this clause 14 or in this Agreement shall affect the Executive’s rights under sections 39-42 Patents Act 1977.

15.	Protection of Business Interests

The Executive agrees to abide by the provisions set out in the Schedule.

16.	Termination on the Happening of Certain Events

Without prejudice to any remedy which it may have against the Executive for the breach or non-performance of any of the provisions of this Agreement, the Company may, without giving any period of notice or making a payment by way of compensation, damages, payment in lieu of such period of notice or otherwise, immediately terminate this Agreement if the Executive shall:
(a)	commit any act of serious misconduct; or

(b)	commit any serious breach or repeat or continue (after warning) any material breach of his duties under this Agreement, or fail to perform his duties to a satisfactory standard (after having received a written warning from the Company relating to the same and having failed to remedy the breach within a period of 14 days); or

(c)	become bankrupt or become the subject of an interim order under the Insolvency Act 1986 or make any arrangement or composition with his creditors; or

(d)	become of unsound mind or a patient as defined in the Mental Health Act 1983; or

(e)	be convicted of an offence under any statutory enactment or regulation relating to:
(i)	insider dealing; or

(ii)	any other criminal offence (other than an offence under road traffic legislation in the United Kingdom or elsewhere for which a non-custodial penalty is imposed, or an offence which in the opinion of the Company does not affect his position as an employee of the Company); or

(f)	commit any act of dishonesty whether relating to the Company, any Associated Company, other employees or otherwise; or

(g)	be involved in any conduct (whether on or off duty) which materially damages his, the Company’s or any Associated Company’s reputation.
Delay by the Company in exercising any right of termination under this clause shall not constitute a waiver of such right.
17.	Obligations upon Termination of Employment

Upon the termination of his employment under this Agreement for whatever reason, or upon the Company’s exercise of its rights under clauses 3.4(a) and 3.4(b) at any time after notice of termination has been given under clause 3, the Executive shall:
(a)	deliver up to the Company all vehicles, keys, credit cards, correspondence, documents, specifications, reports, papers and records (including any computer materials such as discs or tapes) and all copies of them and any other property (whether or not similar to the foregoing or any of them) belonging to the Company or any Associated Company which may be in his possession or under his control and (unless prevented by the owner) any such property belonging to others which may be in his possession or under his control and which relates in any way to the business or affairs of the Company or any Associated Company or any supplier, agent, distributor or customer of the Company or any Associated Company and he shall not without the written consent of the Company retain any copies of such property;

(b)	if so requested send to the Company Secretary a signed statement confirming that he has complied with clause 17(a);

(c)	not at any time represent himself still to be connected with the Company or any Associated Company; and

(d)	not at any time act in any manner detrimental to the Company or any Associated Company nor make, or cause to be made, any derogatory statements concerning the Company or any Associated Company, its or their business or officers or employees.
18.	Effect of Termination of this Agreement

The expiry or termination of this Agreement (however it arises) shall not operate to affect any of the provisions of this Agreement which are expressed to operate or have effect after its termination and shall not prejudice the exercise of any right or remedy of either party accrued beforehand.

19.	Other Terms and Conditions

The following particulars are given in compliance with the requirements of section 1 of the Employment Rights Act 1996:
(a)	The Executive’s continuous employment began on 1 January 2011. No employment of the Executive with a previous employer counts as part of the Executive’s continuous employment with the Company.

(b)	If the Executive wishes to seek redress for any grievance relating to his employment he should first discuss the matter with his immediate manager. If the matter is not then settled he should submit his grievance to the Senior Vice President Human Resources, Wright Express Corporation, in writing whose decision on such grievance shall be final.

(c)	There is no formal Company disciplinary dismissal procedure in relation to the Executive’s employment. The Executive shall be expected to maintain the highest standards of integrity and behaviour.

(d)	No contracting-out certificate pursuant to the provisions of the Pension Schemes Act 1993 is in force in respect of the Executive’s employment under this Agreement.

(e)	No collective agreement has any effect upon the Executive’s employment under this Agreement.
20.	Notices

Any notice to be given under this Agreement shall be in writing. Notice to the Executive shall be sufficiently served by being delivered personally to him, or by being sent by first class post, or by facsimile, or by e-mail addressed to him at his usual or last known place of residence, or fax number or e-mail address. Notice to the Company shall only be sufficiently served by being delivered to the Company Secretary of Wright Express Corporation. Any notice if so posted shall be deemed served upon the third day following that on which it was posted and if sent by facsimile or by e-mail when a complete and legible copy of the notice has been received.

21.	Previous Agreements

This Agreement shall take effect in substitution for all previous agreements and arrangements (whether written, oral or implied) between the Company and the Executive relating to his employment which shall be deemed to have been terminated by mutual consent with effect from the commencement of the Agreement. The Executive acknowledges that, on entering into this Agreement, he has no outstanding claims against the Company or any Associated Company.

22.	Miscellaneous

22.1	This Agreement constitutes the entire agreement and understanding between the parties.

22.2	A person, firm or company who or which is not a party to this Agreement shall have no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement.

23.	Applicable Law

English law shall apply to this Agreement and the parties submit to the jurisdiction of the English Courts.

In witness whereof this deed has been duly executed and delivered the day and year first before written.

Executed as a deed by	)

Wright Express UK Limited	)

acting by	)

/s/ Michael E. Dubyak Director

Director

Signed as a deed by	)

Gareth Gumbley in the presence of:	) )	/s/ Gareth Gumbley

Joanna Gumbley Witness’s name

/s/ Joanna Gumbley Witness’s signature

The Schedule
Protection of business interests
1.	Definitions

1.1	In this Schedule:

1.2	“Business” means the business or businesses of the Company or any Associated Company in or with which the Executive has been involved or concerned at any time during the period of 12 months prior to the Relevant Date including creating a European business plan for fuel card programmes and related products and services;

1.3	“directly or indirectly” means the Executive acting either alone or jointly with or on behalf of or by means of any other person, firm or company whether as principal, partner, manager, employee, contractor, director, consultant, investor or otherwise;

1.4	“Key Personnel” means any person who is at the Relevant Date or was at any time during the period of 12 months prior to the Relevant Date employed by or engaged in the Business in an executive or senior managerial or technical capacity and earning in excess of £50,000 per annum and with whom the Executive has had dealings other than in a minimal and non-material way at any time during the said period;

1.5	“Prospective Associate” means any person, firm or company to whom or which at any time during the period of six months prior to the Relevant Date the Company or any Associated Company was actively and directly seeking to supply goods and/or services for the purposes of the Business and with whom or which the Executive has had dealings other than in a minimal and non-material way at any time during the said period;

1.6	“Relevant Area” means the United Kingdom of Great Britain and Northern Ireland, any other member state in the European Union, Australia and New Zealand and any other country in which the Company or any Associated Company has carried on business and in which the Executive has been involved or concerned other than in a minimal and non-material way at any time during the period of 12 months prior to the Relevant Date;

1.7	“Relevant Associate” means any person, firm or company who or which at any time during the period of 12 months prior to the Relevant Date is or was a client or customer of the Company or any Associated Company or was in the habit of dealing under contract with the Company or any Associated Company and with whom or which the Executive has had dealings other than in a minimal and non-material way at any time during the said period;

1.8	“Relevant Date” means the earlier of (i) the Termination Date and (ii) the date after notice of termination has been given under clause 3 on which any period of suspension or exclusion under clause 3.4(a) shall begin;

1.9	“Relevant Supplier” means any person, firm or company who or which at any time during the period of 12 months prior to the Relevant Date was a supplier of any goods or services (other than utilities and goods or services supplied for administrative purposes) to the Company or any Associated Company and with whom or which the Executive has had dealings other than in a minimal and non-material way at any time during the said period;

1.10	“Restricted Businesses” means FleetCor Technologies Inc, Retail Decisions plc, Arval PHH Holdings Ltd, Computer Sciences Corporation, Logica CMG (UK) Ltd, ComData Corporation,

U.S. Bank Voyager Fleet Systems Inc., Atos Worldline S.A./N.V., Atos Origin S.A., DKV Euro Service GmbH & Co KG, UNION TANK Eckstein GmbH & Co. KG, UK Fuels Ltd., Travelcard Nederland BV, BlackHawk Network Inc and InComm, and any of their holding companies, subsidiaries or subsidiaries of their holding company and “holding company” and “subsidiary” shall have the meanings given by s.1159 Companies Act 2006 (or as amended from time to time).

2.	Restrictions And Obligations

2.1	The Executive shall not without the prior written consent of the Company either directly or indirectly at any time during the period of 6 months from the Relevant Date carry on or set up or be employed or engaged by or otherwise assist in or be concerned or interested in any capacity (save as a shareholder of not more than 3% of the shares of any company whose shares are quoted on any recognised investment exchange) in the Restricted Businesses or any business which competes or could reasonably be expected by the Executive at any time during the period of 6 months from the Relevant Date to compete with the Business in the Relevant Area provided that nothing in this paragraph 2.1 shall restrain the Executive from being employed, engaged or being concerned or interested in any such business in so far as his duties or work are not of the same kind or similar to the duties or work he undertook for the Business prior to the termination of his employment;

2.2	The Executive shall not without the prior written consent of the Company directly or indirectly at any time during the period of 9 months from the Relevant Date:
(a)	(i) solicit or entice or endeavour to solicit or entice business from; or
(ii)	deal with
any Relevant Associate or Prospective Associate for the purposes of the Restricted Businesses or any business which at any time during the period of 6 months from the Relevant Date competes or could reasonably be expected by the Executive to compete or seeks to compete with the Business;
(b)	solicit or entice or endeavour to solicit or entice away from the Company or any Associated Company any Key Personnel;

(c)	employ or engage or endeavour to employ or engage any Key Personnel; and

(d)	interfere or endeavour to interfere with the continuance of supplies to the Company and/or any Associated Company (or the terms relating to those supplies) by any Relevant Supplier.
2.3	The Executive acknowledges that the provisions of this Schedule are fair, reasonable and necessary to protect the goodwill and interests of the Company and any Associated Company.

2.4	The Executive acknowledges that the provisions of this Schedule shall constitute severable undertakings given for the benefit of the Company and each Associated Company and may be enforced by the Company on behalf of all or any of them.

2.5	If any of the restrictions or obligations contained in this Schedule is held not to be valid on the basis that it exceeds what is reasonable for the protection of the goodwill and interests of the Company and any Associated Company but would be valid if part of the wording were deleted then such restriction or obligation shall apply with such deletions as may be necessary to make it enforceable.
2.6	The Executive acknowledges and agrees that he shall be obliged to draw the provisions of this Schedule to the attention of any third party who may at any time before or after the termination of the Executive’s employment under this Agreement offer to employ or engage the Executive and for or with whom the Executive intends to work within the Relevant Period.